Exhibit 5.1

June 17, 2011

Realty Income Corporation

600 LaTerraza Boulevard

Escondido, California  92025-1725

Re:       Registration Statement on Form S-3 (333-158169)

Ladies and Gentlemen:

We have served as Maryland counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration, sale and issuance by the Company of $150 million aggregate principal amount of the Company’s 5 7/8% Senior Debentures due 2035 (the “Securities”), pursuant to a Purchase Agreement, dated June 14, 2011 (the “Purchase Agreement”), by and among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in Schedule A thereto.  The Securities are covered by the above-referenced Registration Statement and all amendments thereto (collectively, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”).  This firm did not participate in the drafting or negotiation of the Purchase Agreement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.         The Registration Statement on Form S-3 (Registration No. 333-158169), filed by the Company with the Commission under the 1933 Act;

2.         The base prospectus, dated March 24, 2009, the preliminary prospectus, dated June 14, 2011, and the final prospectus supplement, dated June 14, 2011;

3.         The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.         The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Realty Income Corporation

June 17, 2011

5.         Resolutions adopted by the Board of Directors of the Company relating to, among other matters, the sale, issuance and registration of the Securities, certified as of the date hereof by an officer of the Company;

6.         The Indenture, dated as of October 28, 1998, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York, as original trustee;

7.         The Purchase Agreement;

8.         A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

9.         A certificate executed by an officer of the Company, dated as of the date hereof; and

10.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.         Each individual who executed any of the Documents, whether on behalf of such individual or another person, was, at the time of execution, legally competent to do so.

2.         Each individual who executed any of the Documents on behalf of a party (other than the Company) was, at the time of execution, duly authorized to do so.

3.         Each of the parties (other than the Company) who executed any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.         All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Realty Income Corporation

June 17, 2011

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.         The Company is a corporation, duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.         The issuance of the Securities by the Company has been duly authorized by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion is being furnished to you solely for submission to the Commission as an exhibit to a Current Report on Form 8-K (the “Form 8-K”) to be filed by the Company in connection with the offering of the Securities.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP